Exhibit 4.27

AGREEMENT

Pursuant to the Second Amended and Restated Series 2005-1 Supplement, dated as of April 13, 2006 (as amended to date, the “Series 2005-1 Supplement”), by and between ARG Funding Corp. (“ARG”) and The Bank of New York, as Trustee (“Trustee”) supplementing the Fourth Amended and Restated Base Indenture, dated as of April 13, 2006 (the “ARG Base Indenture”), by and between ARG and the Trustee, each of the undersigned agree that effective as of the date hereof the “Series 2005-1 Maximum Non-Program Vehicle Percentage” shall be increased from 15% to 30%.

Capitalized terms used but not otherwise defined herein are used herein as defined in the Series 2005-1 Supplement.

This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all of such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

	By:	/s/ PHILIP A. MARTONE
	Name:	Philip A. Martone
	Title:	Vice President

MBIA INSURANCE CORPORATION

By:
Name:
Title:

Dated: July 24, 2006

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year written below.

ARG FUNDING CORP., a special purpose, Delaware corporation

By:
Name:
Title:

MBIA INSURANCE CORPORATION

	By:	/s/ Dana L. Hartman
	Name:	Dana L. Hartman
	Title:	Director

Dated: July 24, 2006